UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)
________________________________

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EHEALTH, INC.
(Name of Registrant as Specified in its Charter)

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EHEALTH, INC.

SUPPLEMENT TO PROXY STATEMENT DATED MAY 17, 2021
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2021

On or about May 17, 2021, the proxy materials of eHealth, Inc., a Delaware corporation (the “Company”), were made available to stockholders in connection with the solicitation of proxies on behalf of the Company’s board of directors for use at the 2021 Annual Meeting of Stockholders, or any postponement, adjournment or continuation thereof (the “Annual Meeting”), to be held on June 30, 2021 at 8:30 a.m., Pacific Daylight Time solely via live webcast at www.cesonlineservices.com/ehth21_vm. The original definitive proxy statement (the “Proxy Statement”) was filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 17, 2021.

This supplement dated June 16, 2021 (this “Supplement”), which describes a recent change in the proposed nominees for election to the board of directors should be read in conjunction with the Proxy Statement. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current and supersedes the information in the Proxy Statement. You should carefully review the Proxy Statement and this Supplement prior to voting your shares.

Withdrawal of Nominee for Election as a Class III Director

On June 15, 2021, James E. Murray notified the Company of his withdrawal of his consent to stand for election at the Annual Meeting and serve as a director, if elected, on the board of directors, effective June 15, 2021. Mr. Murray is currently the president and chief operating officer of Magellan Health Inc., which has signed an agreement to be acquired by Centene Corp (“Centene”). The Company sells insurance products offered by Centene and certain of its subsidiaries. As a result of this potential conflict, and at the request of Centene, Mr. Murray determined that he would withdraw his consent to serve as a director of eHealth. Mr. Murray’s withdrawal of consent to serve as director did not arise from any disagreement with the Company regarding its operations, policies or practices.

Mr. Murray will not stand, and has been withdrawn from nomination, for election to the board of directors at the Annual Meeting. The board of directors will not nominate a replacement director for election at the Annual Meeting. A replacement director will be identified consistent with that certain Agreement, by and among the Company and Starboard Value LP and certain of its affiliates, dated as of May 12, 2021, and included as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2021.

Accordingly, the proposal to elect Mr. Murray will no longer be presented for a vote of the stockholders at the Annual Meeting. The individuals named under “Proposal 1: Election of Directors” in the Proxy Statement, other than Mr. Murray, remain the board of directors’ nominees for election as Class III directors to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal.

The board of directors continues to recommend that stockholders vote “FOR” the election to the board of directors of each of the two nominees for Class III director: Cesar M. Soriano and Dale B. Wolf. The board of directors also continues to recommend that stockholders vote “FOR” the other proposals set forth in the Proxy Statement: (1) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and (2) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement.

Voting Matters

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. Proxy cards and voting instruction forms already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked.

Shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted for the directors nominated by the board of directors as instructed on the proxy cards or voting instruction form, except that votes will not be cast for Mr. Murray because he is no longer standing for election. If you have not yet voted, please complete the proxy card or voting instruction form, disregarding Mr. Murray’s name as a nominee for election as director.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

Information regarding how to vote your shares, or revoke your proxy card or voting instructions, is available in the Proxy Statement.